Exhibit 10.3

SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release (“Agreement”) is entered into between Michael Kuritzkes (“Employee”) and Harbinger Group Inc. (the “Company”).
1.Recitals
(a)Employee and the Company are parties to an employment agreement dated as of June 17, 2013 (the “Employment Agreement”);
(b)The Employment Agreement requires that Employee execute a release as a condition to receiving severance payments and benefit; and
(c)Employee and the Company desire to fully and finally resolve and settle any and all issues between them, actual or potential, whether or not relating to Employee’s employment with the Company and the termination of such employment as set forth in this Agreement.

2.	Last Day of Employment
Employee and the Company acknowledge and agree that the Recitals set forth in Paragraph 1 of this Agreement are accurate. Employee’s last day of employment is June 13, 2014 (the “Termination Date”). As of the Termination Date, Employee will be relieved of the duties and responsibilities of Employee’s position, and will have no authority to and may not represent himself as an employee or agent of the Company for any purpose.

3.	Payments to Employee
(a)Separation Payments. Provided that Employee delivers to the Company a signed original of this Agreement after the Termination Date and within the time period described in Paragraph 6(b) of this Agreement and does not revoke this Agreement, and subject to Employee’s compliance with the Non-Disclosure of Confidential Information, Return of Property, Non-Disparagement, Intellectual Property Rights and Non-Solicitation provisions of the Employment Agreement and Paragraph 9 (Confidentiality and Non-Disclosure of Company Information) of this Agreement, the Company will pay and provide Employee, and Employee will accept, as and on behalf of Releasor from the Company on behalf of each Releasee, the following payments and benefits (“Separation Payments”) in consideration for Employee’s release of claims against the Company and Releasees as set forth in this Agreement, Employee’s agreeing to the covenants set forth in Paragraph 9 of this Agreement, and the other promises and obligations set forth in this Agreement:
(i)severance pay in the amount of $500,000, payable in substantially equal monthly installments consistent with the Company’s payroll practices;
(ii)vesting of options to purchase 12,500 shares of Company stock that were awarded to Employee pursuant to the Employee Nonqualified Option Award Agreement between Employee and the Company dated as of August 16, 2013 (the “August Stock Option Agreement”);
(iii)vesting of 8,333 shares of Restricted Stock that were awarded to Employee pursuant to the Restricted Stock Award Agreement between Employee and the Company dated as of August 16, 2013 (the “August Restricted Stock Agreement”);
(iv)payment of $62,000, which is 50% of the unpaid deferred cash portion of Employee’s 2013 Annual Bonus;
(v)vesting of options to purchase 7,773 shares of Company stock that were awarded to Employee pursuant to the Employee Nonqualified Option Award Agreement between Employee and the Company dated as of December 2, 2013 (the

Exhibit 10.3

(vi)“December Stock Option Agreement,” and together with the August Stock Option Agreement, the “Stock Option Agreements”);
(vii)vesting of 19,360 shares of Restricted Stock that were awarded to Employee pursuant to the Restricted Stock Award Agreement between Employee and the Company dated as of December 2, 2013 (the “December Restricted Stock Agreement,” and together with the August Restricted Stock Agreement, the “Restricted Stock Agreements”);
(viii)eligibility for an Annual Bonus for the fiscal year ending September 30, 2014, which shall be paid (for the cash portion of any such bonus) or granted (for the equity portion of any such bonus) on the same terms and at the same time as other executives, except that (A) Employee shall only be entitled to 50% of any deferred cash component of the Annual Bonus, if any, which shall be paid as a lump sum payment made within seventy-four (74) days of the end of the fiscal year for which it is awarded (notwithstanding any provision of Section 5(c)(ii) of the Employment Agreement, or Section 3(b) of this Agreement, providing for earlier payment), (B) only 50% of the equity grant (restricted stock and options) otherwise calculated pursuant to Appendix A of the Employment Agreement will be awarded, and (C) such equity grant shall be granted, and will be vested, as of the date the Annual Bonus is awarded; and
(ix)if Employee elects health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will reimburse Employee for the cost of COBRA premiums in excess of the cost of such benefits that active employees of the Company are required to pay for a period of twelve (12) months or until Employee obtains individual or family coverage through another employer, whichever comes first (the “COBRA Period”), subject to the conditions that: (A) Employee is responsible for immediately notifying the Company if Employee obtains alternative insurance coverage, (B) Employee will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if Employee declines COBRA coverage, then the Company will not make any alternative payment to Employee in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Employee.

(b)Deductions; Time of Payments; Forfeiture of Unvested Awards. All Separation Payments and vested equity grants are subject to withholding and deductions as required by applicable laws. Separation Payments which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined in the Employment Agreement) shall commence five (5) days after the Release Condition (as defined in the Employment Agreement) is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after the Termination Date (subject to further delay, if required pursuant to Section 20(d) of the Employment Agreement) provided that the Release Condition is satisfied. All of Employee’s unvested restricted stock and option awards, and deferred cash compensation awards, that did not vest as of the Termination Date shall be forfeited as of the Termination Date.
(c)Other Payments. The Company shall pay Employee’s accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Termination Date, unused vacation time accrued through the Termination Date, and unreimbursed business expenses (pursuant to the Employment Agreement) incurred through the Termination Date. Employee’s rights to receive benefits after the Termination Date from employee benefit plans (other than the

Exhibit 10.3

Harbinger Group Inc. Severance Plan) in which Employee was a participant while employed by the Company shall be governed by the terms of such employee benefit plans.
(d)Consideration. Employee acknowledges and agrees that: (i) the Separation Payments set forth above are adequate consideration for all of the terms of this Agreement; (ii) the Separation Payments set forth above do not include any benefit, monetary or otherwise, that was earned or accrued or to which Employee was already entitled without signing this Agreement on the date this Agreement was executed by Employee; and (iii) any monetary or other benefits which, prior to the execution of this Agreement, Employee may have earned or accrued or to which Employee may have been entitled (other than the payments described in Paragraph 3(c) above) have been paid, or such payments or benefits are expressly described in this Agreement or have been released, waived or settled by Releasor pursuant to this Agreement.
(e)Repayment. Employee acknowledges that notwithstanding any provision of this Paragraph 3 to the contrary, to the extent that any portion of the Severance Payments is determined to be incentive compensation that is required by applicable law or written Company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) to be subject to any required clawback, forfeiture, recoupment or similar requirement, then such amount shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

4.	Release and Waiver of Claims by Employee
THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS PARAGRAPH 4 CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.
(a)In consideration of Employee’s receipt and acceptance of the consideration contained in this Agreement from and/or on behalf of Releasees, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns, (collectively, “Releasor”) hereby irrevocably, unconditionally and generally releases:
(i)the Company;
(ii)the Company’s parents, and direct and indirect affiliates, subsidiaries, divisions, and other related entities (“Affiliates”), including without limitation Harbinger Capital Partners, LLC;
(iii)all funds managed by the Company and its Affiliates (“Funds”) (collectively, the Company, its Affiliates and Funds are referred to as the “HGI Entities”); and
(iv)the current and former shareholders, directors, officers, partners, members, agents, attorneys and employees, of the HGI Entities, including without limitation Philip A. Falcone (“Affiliated Persons”) (the persons described in Paragraphs 4(a)(i) - (iv) are collectively referred to as “Releasees”, and each, as “Releasee”)
from or in connection with, and Releasor hereby waives and/or settles, with prejudice, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the Effective Date of this Agreement, including, without limitation, arising directly or indirectly pursuant to or out of any aspect of Employee’s employment with the Company or any relationship with any other Releasee, the payment or nonpayment of any compensation by any of

Exhibit 10.3

the HGI Entities, the performance of services for the Company or any Releasee or the termination of such employment or services.
(b)Specifically, without limitation, this release shall include and apply to any rights and/or claims
(i)arising under any contract or employment arrangement between Employee and the Company, express or implied, written or oral, including without limitation the Employment Agreement and any bonus agreement or equity award agreement;
(ii)for payment of any bonuses, except for the bonus payments expressly set forth in Section 3(a) of this Agreement;
(iii)for constructive termination, unfair dismissal and/or wrongful dismissal or termination of employment;
(iv)arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability or any other unlawful bases, including without limitation, the United States Constitution, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, as amended, the Family Medical Leave Act of 1993, as amended, the Pregnancy Discrimination Act of 1978, as amended, Employee Retirement Income Security Act of 1990, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Equal Pay Act, as amended, the Sarbanes Oxley Act, as amended, and the Dodd Frank Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any state in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof, including without limitation, the New York State Human Rights Law (including its prohibitions of age discrimination), as amended, the New York City Human Rights Law (including its prohibitions of age discrimination), as amended, the New York Labor Law, as amended, and the New York Civil Rights Law, as amended; or based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, to the fullest extent permitted by such law;
(v)for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, or on any other common law basis; and
(vi)for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.
(c)Notwithstanding any provision of the foregoing to the contrary, Employee is not waiving or releasing:
(i)any claims for indemnification pursuant to the Employment Agreement or any applicable law;
(ii)any claims for vested benefits pursuant to the terms of the employee benefit plans in which Employee was a participant before the Termination Date;
(iii)any claims relating to Employer’s ownership of (A) 22,927 shares of Company stock granted to Employee on November 29, 2013, or (B) vested options to purchase 9,205 shares of Company stock that were awarded to Employee pursuant to the December Stock Option Agreement;

Exhibit 10.3

(iv)any claims which arise after the Effective Date; and
(v)any claims to enforce this Agreement.

5.	Release of Unknown Claims
Releasor expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Releasor explicitly took that into account in determining the amount of consideration to be paid for the giving of the releases described in Paragraph 4 of this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

6.	Employee Acknowledgments
By executing this Agreement, Employee agrees and acknowledges that:
(a)Employee understands all of the terms of this Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee;
(b)Employee has been provided a reasonable period of time (e.g., at least twenty one (21) days) to review and consider signing this Agreement;
(c)Employee has been informed that Employee has a period of seven (7) calendar days after the date of delivery of a signed Agreement the President of the Company at 450 Park Avenue, 30th Floor, New York, NY 10022 in which Employee may revoke this Agreement (the “Revocation Period”), and that revocation must be made by delivery of written notice of revocation to the President of the Company at 450 Park Avenue, 30th Floor, New York, NY 10022 prior to the end of the Revocation Period.
(d)Employee has been directed by the Company to consult with an attorney of Employee’s choice before signing this Agreement;
(e)Employee is not relying on any representation or statement made or contained outside of those set forth in this Agreement and Employee expressly disclaims reliance on any such representation or statement; and
(f)Employee has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.

7.	Effect of This Agreement on the Employment Agreement
Employee and the Company acknowledge and agree that any Nondisclosure of Confidential Information, Non-Solicitation, Return of Property, Intellectual Property Rights, Non-Disparagement, Remedies and Injunctive Relief, Cooperation, Arbitration, Governing Law and Venue, Amendment, Waiver, 409A, Indemnification, Severability, No Construction Against Drafter, Notices, and Headings and References provisions of the Employment Agreement shall survive the cessation of Employee’s employment by the Company, and that all of the other provisions of the Employment Agreement shall cease to be in effect as of the Termination Date. Employee and the Company further acknowledge and agree that if there is any conflict between the Nondisclosure of Confidential Information, Return of Property, or Non-Disparagement provisions of the Employment Agreement and similar provisions of this Agreement, then the provisions of this Agreement will be controlling.

8.	Covenant Not to Sue
Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee agrees not

Exhibit 10.3

to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Releasee with respect to any claim arising from any act, omission, transaction or occurrence up to and including the Effective Date of the execution of this Agreement which is released and waived by Paragraph 4 of this Agreement. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency or as required by subpoena or court order) against the Company or any other Releasee. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Paragraph 4 of this Agreement, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

9.	Company Non-Admission
This Agreement and the Separation Payments made under this Agreement are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions, and each Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that no written or oral statements, suggestions or representations that any Releasee has made or implied any such admission or concession have been or shall be made directly or indirectly by or on behalf of Employee.

10.	Confidentiality and Non-Disclosure of Company Information
Employee hereby acknowledges that during Employee’s employment Employee had access to, and may have acquired, proprietary, private and/or otherwise confidential information (“Confidential Information,” as defined and described in this paragraph). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates to or refers to, among other things not numerated:
(i)The Company and/or any other Releasee, and/or any aspect of any Releasee’s business or activities, including without limitation their trade secrets; their business and product development plans; their marketing strategies and plans; their financial information; their investment performance and investment performance data; their manner and method of conducting business; customers and potential customers; and investors and prospective investors;
(ii)any natural person or entity (“Person”) identified as a potential investor in or customer of or who Employee knows to be a potential investor in or customer of any of the HGI Entities;
(iii)any Person with which any Releasee transacted business during Employee’s employment;
(iv)any non-public information obtained from any Person other than a Releasee which is protected and/or governed by a confidentiality agreement or other understanding that the information be treated as confidential;
(v)any information or documents provided or produced in any litigation involving any Releasee, or that are protected and/or governed by a confidentiality agreement or stipulation;
(vi)any information protected and/or governed by the attorney-client privilege, work product immunity or any similar privilege or immunity; and

Exhibit 10.3

(vii)any personal information, including without limitation any information involving the personal lives or habits, of any Releasee who is a natural person or any immediate relative of any Releasee who is a natural person.
All of the foregoing are illustrative, and Confidential Information shall not be limited to those illustrations.
(a)Employee and/or any Releasor agree not to use any Confidential Information or Confidential Materials, in any manner, directly or indirectly, and agree not to disclose, orally or in writing or by any other means, directly or indirectly, to any person (other than to Employee’s attorney and accountant, each of whom shall be directed by Employee not to disclose such information), any Confidential Information or Confidential Materials, including without limitation the information described in Paragraphs 10(a)(i)-(vi), and further agree not to disclose to any other person:
(i)information concerning any aspect of Employee’s employment with the Company or relationship with any other Releasee, the payment or nonpayment of any wages or compensation, the performance of services for the Company or any Releasee, or the termination of such employment or services;
(ii)any facts, claims or assertions relating or referring to any conduct or practices by or on behalf of any Releasee;
(iii)any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee during Employee’s employment through the date of this Agreement, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body;
(iv)the existence or terms of this Agreement; and
(v)the amount of any payment made hereunder.
(b)Notwithstanding the foregoing,
(i)the provisions of this Paragraph 10 do not apply to Employee’s truthful testimony in court or an administrative or arbitration tribunal, and do not restrict Employee in providing information in response to a subpoena or court order, provided, however, that this clause (i) does not waive any attorney-client privilege or work product immunity with respect to any communication between Employee and the Company and/or its employees and agents that is subject to such privilege or immunity;
(ii)in response to any inquiry concerning any of the foregoing or otherwise, Employee may describe the positions and salaries Employee held, the job duties and functions Employee performed, and the dates of commencement and termination of Employee’s employment; and
(c)In the event that Employee and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Confidential Materials or any other information concerning any Releasee, including without limitation, such information governed by Paragraph 10 of this Agreement, Employee shall, to the extent permissible by law, within two (2) business days of the service or receipt of such subpoena or other request:
(i)notify the Company in writing, by email to Omar Asali (or his successor) with a copy to the Legal Department of the Company; and
(ii)provide a copy of such subpoena or other request, if in writing, and/or disclose the nature of the request for information, if oral, to Omar Asali (or his successor) and a copy of any such document to the Legal Department of the Company.
(d)Employee acknowledges that this Paragraph 10 constitutes a material term in this Agreement, without which the Company would not enter into this Agreement.

Exhibit 10.3

11.	Company Remedies
The covenants, representations and acknowledgments made by Releasor in this Agreement shall survive the execution of this Agreement and the delivery of the Separation Payments to be made hereunder. Except as may be prohibited by law, in the event that Employee has committed or commits a breach of any term, condition or covenant in Paragraph 9 of this Agreement or in any of the Non-Disparagement, Non-Solicitation, or Return of Property provisions of the Employment Agreement, Releasees shall be excused and released from any obligation to make the Separation Payments contemplated by this Agreement and any installment thereof; Releasor shall be obligated to return to the Company any such payment that has been paid pursuant to Paragraph 3(a); and Releasor shall also be liable for any damages suffered or incurred by any Releasee by reason of such misstatement or breach. Notwithstanding anything to the contrary in this Paragraph 11, under no circumstances will the Company be excused from paying, nor shall Employee be obligated to return, an amount of $50,000 of the total consideration paid to Employee under Paragraph 3(a) of this Agreement.

12.	Entire Agreement; Severability
This Agreement, the Employment Agreement (to the extent applicable as described in Paragraph 7 of this Agreement), the Stock Option Agreements and the Restricted Stock Agreements together constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. If any provision of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

13.	Choice of Law and Venue
This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding the choice of law rules of any applicable jurisdiction. Any dispute arising under this Agreement shall be subject to arbitration pursuant to Article VIII of the Plan. Furthermore, with respect to any controversy, claim or dispute between Employee and any Releasee that is not subject to arbitration and with respect to any proceeding in aid of or in connection with arbitration or to enforce, modify or vacate an arbitration award, Employee agrees and consents to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Employee waives any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Employee and the Company waive any right Employee or it may otherwise have to a trial by jury in any action to enforce the terms, or for breach, of this Agreement.

14.	Amendment; No Waiver; Section 409A
(a)No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Employee and a duly authorized officer of the Company (other than Employee).
(b)The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or

Exhibit 10.3

any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)It is the intention of the Company and Employee that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties.
(d)Notwithstanding anything in this Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.
(e)For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(f)Employee acknowledges that the Company has advised Employee to consult with an attorney regarding this Agreement, and how Section 409A applies to the Separation Payments.

15.	Effective Date
Employee shall deliver the executed copy of this Agreement after the Termination Date and within twenty one (21) days of the Termination Date to Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, NY 10022, Attention: President. This Agreement will become final and binding upon expiration of the seven (7) day Revocation Period described in Paragraph 6(c) without timely revocation by Employee (the “Effective Date”).
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Exhibit 10.3

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands.

/s/ Michael Kuritzkes
Michael Kuritzkes
Date: June 18, 2014

Harbinger Group Inc.
/s/ Philip A. Falcone
Name: Chief Executive Officer

Date: June 11, 2014